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                                                                  EXHIBIT 99
SCB COMPUTER TECHNOLOGY, INC.
1365 WEST BRIERBROOK ROAD
MEMPHIS, TENNESSEE 38138

                                                           NEWS RELEASE
_______________________________________________________________________________

FOR IMMEDIATE RELEASE                             CONTACT: Ben C. Bryant, Jr.
                                                           Vice Chairman of the
                                                           Board and Chief
                                                           Executive Officer
                                                           901-754-6577


Memphis, Tennessee (May 29, 1996) - SCB Computer Technology, Inc. (Nasdaq/NM:SCBI) announced today the preliminary results of an internal review of its billing practices relating to the Company's consulting contract with the Tennessee Valley Authority, which was substantially completed in February 1996. The internal review was prompted by a subpoena served on the Company by a federal grand jury in Memphis seeking certain Company records. The Company is cooperating fully with the government's inquiry and has produced documents requested by the subpoena. The Company has not been identified as a subject or target of the U.S. Attorney's investigation, but the Company believes that the government's investigation is currently focused on the Company's billing practices under the TVA contract, particularly the hourly billings and expenses of T. Scott Cobb, the Company's Chairman and President, and Steve N. White, the Company's Chief Operating Officer. The subpoena appears to be in conjunction with an audit of the Company's TVA billings being conducted by the Office of the Inspector General, the results of which audit have not been made known to the Company.

     The Company's internal review was conducted under the direction of a Special Committee of the Board of Directors, with the assistance of outside legal counsel and a "Big Six" accounting firm other than the Company's independent auditors. Out of the approximately $8.1 million of billings to the TVA under the consulting contract for the period from May 1994 through February 1996, the Special Committee has currently identified, with the assistance of its outside advisors, less than $50,000 in possible misbillings. These possible misbillings primarily relate to expenses submitted by a limited number of employees, including Messrs. Cobb and White, and do not represent a regular pattern or practice of the Company. In accordance with contractual provisions, the Company will remit any overcharges to the TVA.

     In connection with its internal review, the Special Committee has recommended and the Board has approved a comprehensive plan to strengthen the Company's contract administration and compliance programs. Among other things, the Company will be conducting a search for a senior level employee to assume the job title of Contract Administrator.

     The information contained herein includes certain forward-looking statements and, due to the preliminary and prospective nature of the government's investigation, the Company cannot now predict with any certainty when the investigation will be completed, its ultimate outcome, or the effect thereof on the Company's financial condition or results of operations. Because of the foregoing risks and uncertainties, actual results may differ materially. Based on the internal review and the information known to date, however, the Company believes that the ultimate outcome of the government's investigation will not have a material adverse effect on the Company's management, financial condition, or results of operations. The government's investigation could result in the imposition of civil or criminal fines or sanctions, including the exclusion of the Company from future federal government contracts. Any such result could have a material adverse impact on the Company's financial condition and results of operation.

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